Exhibit 3.1

SECOND AMENDED AND RESTATED

BY-LAWS

OF

CELLDEX THERAPEUTICS, INC.

as of November 3, 2022

ARTICLE I

OFFICES

SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be fixed in the Third Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, the “Certificate of Incorporation”).

SECTION 2. OTHER OFFICES. The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Corporation may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1. ANNUAL MEETINGS. Annual meetings of stockholders, for the election of directors to succeed those whose terms expire and for such other business as may be stated in the notice of the meeting, shall be held at such place either within or without the State of Delaware (if any), and at such time and date as the Board of Directors (or its designee) shall determine and set forth in the notice of meeting. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2. NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any amendment or supplement thereto) delivered pursuant to Section 7 of Article II, (b) by or at the direction of the Board of Directors or any authorized committee thereof, (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with all of the notice procedures set forth in this Section 2 of Article II and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation (the “Secretary”), or (d) by an Eligible Stockholder (as defined in Section 2 of Article III) that complies with the requirements of Section 2 of Article III. For the avoidance of doubt, the foregoing clauses (c) and (d) shall be the exclusive means for a stockholder to bring nominations or business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act) at an annual meeting of stockholders.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 2 of Article II, the stockholder must have given timely notice thereof in proper written form to the Secretary at the principal executive offices of the Corporation and provided any updates to such notice and additional information at the time and in the form required by Section 2(A)(8) or by Section 2(A)(9) of Article II, and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action under Delaware law. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than seventy five (75) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than sixty (60) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the later of the seventy-fifth (75th) day prior to such annual meeting or the fifteenth (15th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. Neither the adjournment of an annual meeting, nor the postponement or rescheduling of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, shall commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Notwithstanding anything in this Section 2(A)(2) of this Article II to the contrary, if the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least ten (10) days prior to the last day a stockholder may deliver a notice in accordance with the preceding provisions of this paragraph, then a stockholder’s notice required by this Section 2(A)(2) of this Article II shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary not later than the tenth (10th) calendar day following the day on which such public announcement is first made by the Corporation. To be considered timely, any stockholder notices or other information required to be delivered or submitted pursuant to this Section 2 of Article II must be received by the Corporation before the close of business of the designated day at the principal executive offices of the Corporation by delivery to its principal executive offices.

(3) If the stockholder proposes to nominate one or more persons for election or re-election as directors, the stockholder’s notice shall set forth the names of such stockholder’s nominees. The number of nominees a stockholder may set forth in such notice for nomination for election or re-election at an annual meeting (or in the case of a stockholder giving notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. If the stockholder proposes to bring other business before an annual meeting, the stockholder’s notice shall include (a) a brief description of the business desired to be brought before the meeting; (b) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment); (c) the reasons for conducting such business at the meeting; and (d) any material interest (including a substantial interest, within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner, if any, on whose behalf the business or proposal is made.

(4) The stockholder’s notice required by this Section 2 of Article II shall include the following information about the stockholder giving the notice and each beneficial owner, if any, on whose behalf the stockholder is making the nomination(s) or business or proposal(s), and any affiliate who controls either of the foregoing directly or indirectly (a “control person”): (a) each such person’s name and address (including, in the case of the stockholder, the name and address that appears on the Corporation’s books and records); (b) the class or series and number of shares of capital stock of the Corporation that are respectively owned, (directly or indirectly, beneficially or of record) by each such person (including any class or series of shares of the Corporation to which such person has a right to acquire beneficial ownership at any time in the future); and (c) any other information relating to each such person required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act.

(5) The stockholder’s notice required by this Section 2 of Article II shall include as to each person whom the stockholder proposes to nominate for election or re-election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act; (b) a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person: (A) consents to serving as a director if elected and to being named in the Corporation’s proxy materials and form of proxy as a nominee (with the Corporation determining in its discretion whether to include such nominee in its proxy materials), and currently intends to serve as a director for the full term for which such person is standing for election; (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity: (1) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation; or (2) that could limit or interfere with the person’s ability to comply, if elected, with such person’s fiduciary duties under applicable law; (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; and (D) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which will be promptly provided following a request therefor); and (c) all completed and signed questionnaires provided by the Corporation (the “Questionnaires”). The Questionnaires will be provided by the Corporation within ten (10) days following a request therefor by a stockholder seeking to nominate nominees.

(6) The stockholder’s notice required by this Section 2 of Article II shall include: (a) a description of any agreement, arrangement, understanding or relationship (including the identity of all the parties thereto) with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation to which any of the following is a party, or pursuant to which any of the following has a right to vote any shares of any class or series of stock of the Corporation: (i) the stockholder giving the notice; (ii) the beneficial owner, if any, on whose behalf the nomination or proposal is made, (iii) any of the stockholder’s nominees for director; (v) the respective affiliates or associates of any of the foregoing; and (vi) any persons acting in concert with any of the foregoing (each person contemplated by the foregoing clauses (i)-(vi) collectively, “proponent persons”); and (b) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, any contract to purchase or sell, the acquisition or grant of any option, right or warrant to purchase or sell or any swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to hedge, profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation; and (c) any significant equity interest held by the proponent persons in any principal competitors of the Corporation, a list of which will be provided by the Corporation within ten (10) days following a request therefor by a stockholder.

(7) The stockholder’s notice required by this Section 2 of Article II shall include the following representations, certifications and agreements from each of the stockholder giving the notice, each beneficial owner (if any) on whose behalf the stockholder’s nomination or proposal is being made each control person (if any): (a) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation at the timing the notice required by Section 2 of Article II is given; and will be a stockholder of record as of the date of the annual meeting; (b) a representation whether or not a stockholder, beneficial owner or control person(s), if any, will, or will be part of a group that will, (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or, in the case of a nominee, at least 50% of the voting power of the Corporation’s outstanding capital stock; (ii) solicit proxies or votes from stockholders pursuant to Rule 14a-19 under the Exchange Act; and/or (iii) otherwise solicit proxies with respect to one or more nominees or business proposals (in each case, specifically identifying each participant in the solicitation as defined under Item 4 of Schedule 14A and the means by which the participants intend to solicit proxies or votes); and (c) a certification regarding whether such stockholder, and beneficial owner and control person, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s, beneficial owner’s and/or control person’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s, beneficial owner’s and/or control person’s acts or omissions as a stockholder of the Corporation.

(8) A stockholder providing notice of a proposed nomination or other business proposed to be brought before a meeting (whether given pursuant to this Section 2(A) or Section 2(B) of Article II) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in proper written form to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof).

(9) At any time before the applicable meeting of stockholders, the Corporation may require (a) any proposed nominee to furnish such other information as it may require to determine the eligibility of such proposed nominee to serve as a director of the Corporation, to assess the background of such nominee and to determine the independence of such nominee under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules and (b) any proposed nominee and any stockholder who has provided a notice of nomination or other business (and any beneficial owner on whose behalf such stockholder is acting and any control person) to provide any information that the Corporation determines is required to determine whether any person has complied with this Section 2 of Article II. Any such information required to be provided pursuant to this paragraph must be provided to the Corporation within five (5) business days of the Corporation’s request therefor.

(B) Special Meetings of Stockholders.

Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2 of Article II and who is a stockholder of record at the time such notice is delivered in proper written form to the Secretary at the principal executive offices of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 75th day prior to such special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such notice of a stockholder shall include the same information, representations, certifications and agreements that would be required if the stockholder were to make a nomination in connection with an annual meeting of stockholders pursuant to Sections 2(A)(4)-(7) of Article II and such stockholder shall be obligated to provide the same supplemental or additional information in connection with a special meeting of stockholders as required pursuant to Section 2(A)(8)-(9) of Article II in connection with an annual meeting of stockholders.

(C) General.

(1) Subject to Section 2 of Article III, only such persons who are nominated in accordance with the procedures set forth in this Section 2 of Article II shall be eligible to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Without limiting any remedy available to the Corporation, a stockholder may not present nominations for director or business at a meeting of stockholders (and any such nominee shall be disqualified from standing for election or re-election), notwithstanding that proxies in respect of such vote may have been received by the Corporation, if such stockholder, any beneficial owner (as applicable) or any nominee for director (as applicable) acted contrary to any representation, certification or agreement required by this Section 2 of Article II, otherwise failed to comply with this Section (or with any law, rule or regulation identified in this Section 2 of Article II) or provided false or misleading information to the Corporation.

(2) Unless otherwise required by law or as otherwise determined by the chair of the meeting, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business (whether pursuant to the requirements of these By-Laws or in accordance with Rule 14a-8 under the Exchange Act) shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of these By-Laws, to be considered a “qualified representative” of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, to the Secretary at the principal executive offices of the Corporation at least five (5) days in advance of the meeting of stockholders.

(3) Except as otherwise provided by law, the Amended and Restated Certificate of Incorporation or these By-Laws, the chair of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these By-Laws and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective proposal or nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(4) Whenever used in these By-Laws, (i) “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided that such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press or comparable national news service or is generally available on internet news sites or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) the “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. For purposes of this Section 2 of Article II and Section 2 of Article III, “close of business” shall mean 5:00 p.m. local time in the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day.

(5) Nothing in this Section 2 of Article II shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act (including, without limitation, Rule 14a-8 of the Exchange Act) or (b) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(6) A stockholder (and beneficial owner and control person, as applicable) shall also comply with all applicable requirements of the Exchange Act (including Rule 14a-19, if applicable) with respect to the matters set forth in this Section 2 of Article II.

SECTION 3. DELIVERY TO THE CORPORATION. Whenever this Article II (or Section 2 of Article III of these By-Laws)  requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

SECTION 4. VOTING AND PROXIES. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock transfer books of the Corporation, unless otherwise provided by law or by the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”)). Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of document (including any electronic transmission) created pursuant to §212(c) of the Delaware General Corporation

Law (as amended from time to time, the “DGCL”) may be substituted for or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire document.

At any meeting of stockholders for the election of one or more directors at which a quorum is present, each director shall be elected by the vote of a majority of the votes cast with respect to the director, provided that if, as of a date that is ten (10) days in advance of the date on which the Corporation files its definitive proxy statement with the Securities and Exchange Commission (regardless of whether thereafter revised or supplemented), the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote at the election. For purposes of this Section 4, a majority of the votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. The following shall not be votes cast: (a) a share otherwise present at the meeting but for which there is an abstention; and (b) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. If an incumbent director then serving on the Board of Directors does not receive the required majority, the director shall promptly tender such person’s resignation to the Board of Directors. Within ninety (90) days after the date of the certification of the election results, the Nominating and Corporate Governance Committee of the Board of Directors (or other committee that may be designated by the Board of Directors) will make a recommendation to the Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders such person’s resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to such person’s resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until such person’s successor is duly elected, or such person’s earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Section 4, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy pursuant to the provisions of these By-Laws or may decrease the size of the Board of Directors pursuant to these By-Laws.

Except as otherwise required by law, Certificate of Incorporation, these By-Laws, or the rules of any stock exchange upon which the Corporation’s securities are listed, all matters other than the election of directors (which shall be governed by the immediately preceding paragraph) shall be determined by a majority of the votes cast affirmatively or negatively.

SECTION 5. QUORUM, ADJOURNMENT AND CONDUCT OF MEETING. Except as otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote at the meeting shall constitute a quorum at all meetings of the stockholders; provided, however, that where a separate vote by a class or series or classes or series of stock is required, the presence in person or by proxy of stockholders holding a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote thereon shall constitute a quorum entitled to take action with respect to such matter.

In case a quorum shall not be present at any meeting, the meeting may be adjourned from time to time by the stockholders, by the affirmative vote of a majority of the votes cast affirmatively or negatively, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally called. In addition, any meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any reason from time to time by the Board of Directors, the President, the Chair of the Board or the chair of the meeting.

Unless otherwise determined by the Board of Directors, all meetings of stockholders shall be presided over by the Chair of the Board or the President, or if such persons are absent, by another officer designated by the Board of Directors. All meetings of stockholders shall be conducted in accordance with such rules and procedures as the Board of Directors may determine subject to the requirements of applicable law and, as to matters not governed by such rules and procedures, as the chair of such meeting shall determine. Such rules or procedures, whether adopted by the Board of Directors or prescribed by the chair of such meeting, may include without limitation the following: (a) the establishment of an agenda or order of business for the meeting, (b) rules and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine, (d) restrictions on entry to the meeting after the time fixed for commencement thereof, and (e) limitations on the time, if any, allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

SECTION 6. SPECIAL MEETINGS. Subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of the stockholders for any purpose or purposes may be called only by the Chair of the Board, President, or Secretary, or by resolution of the directors.

SECTION 7. NOTICE OF MEETINGS. Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in §232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be given by the Secretary to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

ARTICLE III

DIRECTORS

SECTION 1. NUMBER AND TERM. Except as otherwise provided or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), the number of directors shall be no less than three but no more than nine, the exact number to be determined from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until such person’s successor shall be elected and shall qualify. Directors need not be stockholders.

SECTION 2. PROXY ACCESS.

(a)          Inclusion of Stockholder Nominee in Proxy Statement. Subject to the provisions of this Section 2, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2 (each a “Stockholder Nominee”) provided:

(i)          timely written notice of such Stockholder Nominee satisfying this Section 2 (“Notice of Proxy Access Nomination”) is delivered to the Corporation by or on behalf of a stockholder or stockholders that, at the time the Notice of Proxy Access Nomination is delivered, satisfy the ownership and other requirements of this Section 2 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”);

(ii)         the Eligible Stockholder expressly elects in writing at the time of providing the Notice of Proxy Access Nomination to have its Stockholder Nominee included in the Corporation's proxy statement pursuant to this Section 2; and

(iii)        the Eligible Stockholder and the Stockholder Nominee otherwise satisfy the requirements of this Section 2.

(b)          Timely Notice. To be timely, the Notice of Proxy Access Nomination must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation's proxy materials) that the Corporation's definitive proxy statement was first sent to stockholders in connection with the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year's annual meeting, or if no annual meeting was held in the preceding year, the Notice of Proxy Access Nomination must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Notice of Proxy Access Nomination.

(c)          Information to be Included in Proxy Statement. In addition to including the name of the Stockholder Nominee in the Corporation's proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):

(i)          the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation's proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; and

(ii)         if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Stockholder Nominee, which must be provided at the same time as the Notice of Proxy Access Nomination for inclusion in the Corporation's proxy statement for the annual meeting (a “Supporting Statement”).

Notwithstanding anything to the contrary contained in this Section 2, the Corporation may omit from its proxy materials any information or Supporting Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Stockholder Nominee.

(d)          Stockholder Nominee Limits. The number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation's proxy statement pursuant to this Section 2 but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation's proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) two; or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:

(i)          in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced;

(ii)         any Stockholder Nominee who is included in the Corporation's proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive at least 25% of the votes cast in favor of such Stockholder Nominee’s election, shall be ineligible to be included in the Corporation's proxy statement as a Stockholder Nominee pursuant to this Section 2 for the next two (2) annual meetings of stockholders following the meeting for which the Stockholder Nominee has been nominated for election; and

(iii)        any director in office as of the nomination deadline who was included in the Corporation's proxy statement as a Stockholder Nominee for any of the two (2) preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors also will be counted against the Permitted Number.

In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2 exceeds the Permitted Number, each Eligible Stockholder shall select one Stockholder Nominee for inclusion in the Corporation's proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation's capital stock entitled to vote on the election of directors as disclosed in the Notice of Proxy Access Nomination. If the Permitted Number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.

(e)          Eligibility of Nominating Stockholder; Stockholder Groups. An Eligible Stockholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Notice of Proxy Access Nomination is delivered to or received by the Corporation in accordance with this Section 2 and the record date for determining stockholders entitled to vote at the meeting and must continue to own the Required Shares for at least one (1) year following the date of the annual meeting and deliver a statement regarding the Eligible Stockholder's intent with respect to continued ownership of the Required Shares for at least one (1) year following the annual meeting. For purposes of satisfying the ownership requirement under this Section 2, the voting power represented by the shares of the Corporation's capital stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that each stockholder or other person whose shares are aggregated shall have held such shares continuously for at least three years. Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2(e). With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.

(f)          Funds. A group of two or more funds shall be treated as one stockholder or person for this Section 2 provided that the other terms and conditions in this Section 2 are met (including Section 2(h)(v)(A)) and the funds are:

(i)          under common management and investment control;

(ii)         under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or

(iii)        a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.

(g)          Ownership. For purposes of this Section 2, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation's capital stock as to which the person possesses both:

(i)          the full voting and investment rights pertaining to the shares; and

(ii)         the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(A)          sold by such person or any of its affiliates in any transaction that has not been settled or closed,

(B)          borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or

(C)          subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation's capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such person's or affiliates’ full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.

An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. An Eligible Stockholder's ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on three (3) business days’ notice and recalls such loaned shares not more than three (3) business days after being notified that any of its Stockholder Nominees will be included in the Corporation's proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h)          Nomination Notice and Other Eligible Stockholder Deliverables. An Eligible Stockholder must provide with its Notice of Proxy Access Nomination the following information in writing to the Secretary of the Corporation:

(i)          one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide:

(A)          within five (5) business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder's continuous ownership of the Required Shares through the record date, and

(B)          immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;

(ii)          the Eligible Stockholder's representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2):

(A)          intends to continue to satisfy the eligibility requirements described in this Section 2 through the date of the annual meeting, including a statement that the Eligible Stockholder intends to continue to own the Required Shares for at least one (1) year following the date of the annual meeting,

(B)          acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,

(C)          has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2,

(D)          has not engaged and will not engage in, and has not and will not be, a “participant” in another person's “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee(s) or a Board Nominee,

(E)          will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,

(F)          has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,

(G)          agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation's stockholders or out of the information that the Eligible Stockholder provides to the Corporation,

(H)          agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2,

(I)          will file with the Securities and Exchange Commission any solicitation or other communication with the Corporation's stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and

(J)          will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;

(iii)        the written consent of each Stockholder Nominee to be named in the Corporation's proxy statement, and form of proxy and ballot and, as a nominee and, if elected, to serve as a director;

(iv)        a copy of the Schedule 14N (or any successor form) that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(v)         in the case of a nomination by a group of stockholders that together is an Eligible Stockholder:

(A)          documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 13(f) to be treated as one stockholder or person for purposes of this Section 2, and

(B)          the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and

(vi)        if desired, a Supporting Statement.

(i)          Stockholder Nominee Agreement. Each Stockholder Nominee must:

(i)          complete, sign, and submit all Questionnaires within five (5) business days of receipt of each such Questionnaire from the Corporation; and

(ii)         provide within five (5) business days of the Corporation's request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Stockholder Nominee meets the requirements of this Section 2 or the Corporation's requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:

(A)          such Stockholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation's capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B)          such Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines, and

(C)          such Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(j)          Eligible Stockholder/Stockholder Nominee Undertaking. In the event that any information or communications provided by the Eligible Stockholder or Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation's right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.

(k)          Exceptions Permitting Exclusion of Stockholder Nominee. The Corporation shall not be required to include pursuant to this Section 2 a Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):

(i)          if the Eligible Stockholder who has nominated such Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2, or has or is engaged in, or has been or is a “participant” in another person's, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Stockholder Nominee(s) or a Board Nominee;

(ii)         if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for directors in Section 2 of this Article III;

(iii)        who is not independent under the Independence Standards;

(iv)        whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these By-Laws, the Corporation’s Certificate of Incorporation, Corporate Governance Guidelines, Code of Business Conduct and Ethics, or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation's capital stock is listed, or any applicable state or federal law, rule, or regulation;

(v)         if the Stockholder Nominee is or becomes a party to (1) any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Corporation, with such person's fiduciary duties under applicable law;

(vi)        if the Stockholder Nominee is or becomes a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with such person's nomination for director or service as a director that has not been disclosed to the Corporation;

(vii)       who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(viii)      who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;

(ix)         who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(x)          if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.

(l)          Invalidity. Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

(i)          the Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 13, as determined by the Board of Directors or the person presiding at the meeting; or

(ii)         the Eligible Stockholder (or a qualified representative thereof, as defined in Section 2(c)(2) of Article II) does not appear at the meeting to present any nomination pursuant to this Section 2.

SECTION 3. RESIGNATIONS. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 4. VACANCIES. Subject to the rights of the holders of any outstanding series of Preferred Stock, if the office of any director becomes vacant for any reason, the remaining directors in office, though less than a quorum, or the sole remaining director shall have the exclusive right to fill such vacancy, and a director so chosen shall hold such office for a term expiring at the next annual meeting of stockholders; provided, however, that notwithstanding the foregoing, any vacancy resulting from the removal of a director may also be filled by the holders of a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, and a director so chosen shall hold office for a term expiring at the next annual meeting of stockholders.

SECTION 5. REMOVAL. Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote at an election of directors; provided, however, that whenever the holders of any class or series of stock are entitled to elect one or more directors by the Certificate of Incorporation (including any Preferred Stock Designation), with respect to the removal without cause of a director or directors selected, the vote of the holders of the outstanding shares of that class or series and not the vote of the outstanding shares as a whole shall apply.

SECTION 6. INCREASE OF NUMBER. Subject to the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from an increase in the authorized number of directors may be filled by (i) the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole director in officer, or (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote thereon, and any director so chosen shall serve for a term expiring at the next annual meeting of stockholders.

SECTION 7. POWERS. The Board of Directors shall exercise all of the powers of the Corporation except such as are by law, by the Certificate of Incorporation of the Corporation or by these By-Laws conferred or reserved to the stockholders.

SECTION 8. COMMITTEES. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

SECTION 9. MEETINGS. The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent in writing of all the directors.

Regular meetings of the directors may be held without notice at such places, if any, and times as shall be determined from time to time by resolution of the directors.

Special meetings may be held at any time upon call of the Chair of the Board, the President or any two directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place, if any, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at such person’s residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

The directors shall elect a Chair of the Board of Directors, who shall preside at all meetings of the Board of Directors and who shall have and perform such other duties as from time to time may be assigned to the Chair of the Board of Directors by the Board of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 10. QUORUM. A majority of the directors then in office shall constitute a quorum for the transaction of business; provided that in no case shall less than one third of the total number of directors then authorized constitute a quorum. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice need be given other than by announcement at the meeting which shall be so adjourned.

SECTION 11. COMPENSATION. Directors, and members of any committee of the Board of Directors, shall be entitled to such reasonable compensation for serving as directors and as members of any committee as shall be fixed from time to time by resolution of the Board of Directors, and shall also be entitled to reimbursement for any reasonable expenses incurred in attending those meetings. The compensation of directors may be on any basis as determined in the resolution of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in another capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 12. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if prior to such action all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board or committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 13. EMERGENCY BYLAWS. This Section 13 of Article III shall be operative during any emergency condition as contemplated by §110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provision in these By-Laws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, or other similar emergency condition, the director or directors in attendance at a meeting of the Board of Directors or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committee of the Board of Directors as they shall deem necessary or appropriate. Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its directors and officers may exercise any authority and take any action or measure contemplated by §110 of the DGCL.

ARTICLE IV

OFFICERS

SECTION 1. OFFICERS. The officers of the Corporation shall be a President, a Chief Financial Officer and a Secretary, all of whom shall be elected by the Board of Directors and each of whom shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect one or more Vice Presidents, a Treasurer and such Assistant Secretaries and Assistant Treasurers as they may deem proper. None of the officers of the Corporation need be directors. More than two offices may be held by the same person.

SECTION 2. OTHER OFFICERS AND AGENTS. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 3. PRESIDENT. The President shall be the chief executive officer of the Corporation. Subject to the provisions of these By-Laws and to the direction of the Board of Directors, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to the President by the Board of Directors. The President shall have the power to sign all contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

SECTION 4. VICE PRESIDENT. Each Vice President, if any, shall have such powers as shall be assigned by the Board of Directors and shall perform such duties as shall be assigned by the President or the Board of Directors.

SECTION 5. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. The Chief Financial Officer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors.

The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the President, taking proper vouchers for such disbursements. The Chief Financial Officer shall render to the President and the Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all such officer’s transactions as Chief Financial Officer and of the financial condition of the Corporation. If required by the Board of Directors, the Chief Financial Officer shall give the Corporation a bond for the faithful discharge of such officer’s duties, in such amount and with such surety as the Board of Directors shall prescribe.

SECTION 6. SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these By-Laws, and in case of such person’s absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the President, or by the Board of Directors. The Secretary shall record all the proceedings of the meetings of the Corporation and of the directors, in a book to be kept for that purpose, and shall perform such other duties as may be assigned to Secretary by the Board of Directors or by the President. The Secretary shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the directors or the President, and attest the same.

SECTION 7. TREASURER. The Treasurer, if any, shall have the powers as shall be assigned to the Treasurer by the Board of Directors and shall perform such duties as shall be assigned by the President or the Board of Directors.

SECTION 8. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. Assistant Treasurers and Assistant Secretaries, if any, shall have such powers as shall be assigned to them, respectively, by the Board of Directors and shall perform such duties as shall be assigned by the President or the Board of Directors.

SECTION 9. DELEGATION OF AUTHORITY. The Board of Directors may from time-to-time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

SECTION 10. REMOVAL. Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

SECTION 11. ACTION WITH RESPECT TO SECURITIES OF OTHER CORPORATIONS. Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of security holders of any other entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other entity.

ARTICLE V

STOCK CERTIFICATES AND THEIR TRANSFER

SECTION 1. CERTIFICATE OF STOCK. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including, without limitation, the President, the Chief Financial Officer, the Treasurer, the Secretary, or an Assistant Treasurer or Assistant Secretary certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

SECTION 2. LOST CERTIFICATES. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

SECTION 3. TRANSFER OF SHARES. The shares of stock of the Corporation shall be transferable only upon its books upon authorization by the holders thereof or by their duly authorized attorneys or legal representatives, and if such shares are certificated shares, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

SECTION 4. STOCKHOLDERS RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date pursuant to §213 of the DGCL.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

SECTION 1. GENERAL. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer, is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and accounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person (x) did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation and (y) with respect to any criminal action or proceeding, did not have reasonable cause to believe that such person’s conduct was unlawful.

SECTION 2. DERIVATIVE ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. INDEMNIFICATION IN CERTAIN CASES.

(a) Notwithstanding anything to the contrary in this Article VI, the Corporation shall not be required to indemnify any person pursuant to this Article VI in connection with an action, suit or proceeding (or part thereof) initiated by that person unless (1) the initiation thereof was approved by the Board of Directors or (2) the initiation thereof was in connection with successfully establishing that person’s right to indemnification or advancement of expenses under this Article VI.

(b) To the extent that a current or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

SECTION 4. PROCEDURE. Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in such Sections 1 and 2. Such determination shall be made with respect to a person who is a current director or officer of the Corporation at the time of such determination (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders.

SECTION 5. ADVANCES FOR EXPENSES. Expenses (including attorneys’ fees) reasonably incurred by a current or former officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall be ultimately determined that such person is entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

SECTION 6. RIGHTS NON-EXCLUSIVE. The indemnification and advancement of expenses provided by or granted pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

SECTION 7. INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

SECTION 8. DEFINITION OF CORPORATION. For the purposes of this Article VI, reference to the “Corporation” shall include any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

SECTION 9. OTHER DEFINITIONS. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

SECTION 10. NATURE OF RIGHTS.  The rights conferred in this Article VIII shall be contract rights and such rights shall continue as to an any person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE VII

GENERAL PROVISIONS

SECTION 1. DIVIDENDS. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon the capital stock of the Corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the Corporation.

SECTION 2. SEAL. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation.  If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 4. CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner an shall be determined from time to time by resolution of the Board of Directors.

SECTION 5. WAIVER OF NOTICE. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these By-Laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these By-Laws.

ARTICLE VIII

AMENDMENTS

These By-Laws may be altered or repealed and By-Laws may be made (a) by the affirmative vote of the holders of a majority of voting power of the stock issued and outstanding and entitled to vote thereon, or (b) by the Board of Directors.

ARTICLE IX

EXCLUSIVE FORUM

SECTION 1. FORUM. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article IX, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

SECTION 2. ENFORCEABILITY. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.